Exhibit 10.4

DATED 31st March 1995

BRITISH RAILWAYS BOARD

to

BR TELECOMMUNICATIONS LIMITED

DEED OF GRANT

in respect of easements over certain

of the property of British Railways Board

Bird & Bird

90 Fetter Lane

London EC4A 1JP

Tel: 071-242-6681

THIS DEED made the 31st day of March 1995

BETWEEN:

(1)	BRITISH RAILWAYS BOARD (“the Grantor”) and

(2)	BR TELECOMMUNICATIONS LIMITED whose registered office is at Euston House, 24 Eversholt Street, London NW1 1DZ(“BRT”)

WITNESSES as follows:

A.1	In consideration of the following covenants by BRT and so as to benefit BRT’s Property and every part thereof and to bind the Easement Land and every part thereof the Grantor grants to BRT the Rights to hold them to BRT for the Term as an appurtenance to BRT’s Property and undertaking from time to time YIELDING AND PAYING throughout the Term without deduction withholding or set-off (save as by statute required):

A.1.1	by way of rent the sums specified in Clause 6.1.1

A.1.2	all other payments to be made to the Grantor pursuant to this Deed (and by way of additional rent where so specified)

B.	BRT covenants with the Grantor to observe and perform the provisions of this Deed and on the part of BRT to be observed and performed

C.	The Grantor covenants with BRT to observe and perform the provisions of this Deed on the part of the Grantor to be observed and performed

D.	This Deed incorporates Clauses 1 to 12 inclusive below and the First, Second, Third and Fourth Schedules annexed thereto

IN WITNESS whereof the parties hereto have duly executed this Deed and have delivered it the day and year first before written

1.	Definitions

In this Deed :-

1.1 “Act”	includes every existing or future Act of Parliament and every existing or future instrument, scheme, rule, regulation, bye-law, order, code of practice, notice, direction, licence, consent or permission made or given under any of them and reference to an Act includes any amendment, extension or re-enactment of it for the time being in force

1.2 “Adjacent Property”	means all or any part of the land, buildings, structures or other works (including railway track and other rail infrastructure) not included in the Installation but for the time being adjoining, above, below or near the Installation and whether or not belonging to the Grantor

1.3 “Basic Rate”	means the base lending rate for the time being of such London Clearing Bank as the Grantor may from time to time prescribe in writing Provided that if for any reason it is impossible or impracticable to ascertain the base lending rate of any London Clearing Bank then the Basic Rate means the rate of interest from time to time reasonably prescribed in writing by the Grantor as reasonably equivalent

1.4 “BRT”	where the context so admits includes its successors in title, assigns, employees and authorised agents and grantees of rights derived from those granted to BRT under and pursuant to this Deed

1.5 “BRT Apparatus”	means all telecommunication apparatus used by BRT at the date of this Deed or subsequently laid, installed, or mounted by BRT within a Duct pursuant to this Deed (including for the avoidance of doubt BRT Owned Apparatus and Leased Cable) and any apparatus replacing or renewing that existing as at the date of this Deed but excluding any such apparatus which is subsequently abandoned by BRT

1.6 “BRT Owned Apparatus”	means any BRT Apparatus excluding Leased Cable and Ducts

1.7 “BRT’s Property”	means all freehold and leasehold property and any other interests in land belonging to BRT at the date hereof as more particularly set out in the First Schedule

1.8 “BRT Transfer Scheme”	means the BRT Transfer Scheme dated 30th March 1994 made pursuant to the Railways Act 1993

1.9 “Business Day”	means Monday to Friday every week of the year, but excludes bank and public holidays in any part of Great Britain

1.10 “Cable”	means all or any part of any wire, cable, optical fibre or the like (including its immediate casing or coating) which is designed or adapted for use in the running of a telecommunication system laid or to be laid in the Ducts pursuant to the provisions of this Deed

1.11 “the Ducts”	means all or any part of pipes, conduits and relevant conducting media, the cable ducts, troughs, tubes, channels, cable trays, trunking or risers or other structure housing or supporting telecommunication apparatus on or in the Grantor’s Land and used by BRT as at the date of this Deed

1.12 “the Easement Land”	means those parts of the Grantor’s Land in, on, under, through or over which the Installation has been laid installed or mounted prior to the date of this Deed or is subsequently laid, installed or mounted within a Duct pursuant to this Deed but excluding all airspace (save so far as it is or is to be or may be occupied by any part of the BRT Apparatus)

1.13 “Electrical Isolation”	means the electrical isolation of any part of the Grantor’s railway

1.14 “Environmental Damage”	means any injury or damage to persons, living organisms or property (including offence to man’s senses) or any pollution or impairment of the environment resulting from the discharge, emission, escape or migration of any substance, energy, noise or vibration

1.15 “Existing Agreements”	means the leases, underleases or other derivative interests the Grantor has in the Grantor’s Land and all agreements granting rights in respect of telecommunication apparatus to third parties over the Grantor’s Land which are now in force

1.16 “Finance Lease”	means the Finance Lease dated 30th June 1994 and made between Railtrack plc and BRT

1.17 “the Grantor”	where the context so admits includes its successors in title and assigns and those deriving title through or under it or them, the person for the time being entitled to the reversion immediately expectant on the determination of the Term, and its or their employees and agents

1.18 “Grantor’s Installation”	means any telecommunication apparatus (including Cable) laid, installed or mounted in, on, under or over the Easement Land which does not form part of the Installation

1.19 “the Grantor’s Land”	means all the freehold and leasehold property situated in England and Wales (including for the avoidance of doubt land and (in addition to land) buildings, structures (including poles, masts and other overhead line equipment) and works in, on, under or over land, formation, earthworks, culverts, drains, bridges, tunnels, viaducts, embankments, means of enclosure, retaining walls and accommodation works and land covered by water) owned by or vested in the Grantor at 1st April 1994 but excluding the property listed in the Third Schedule

1.20 “Grantor’s Surveyor”	means the person from time to time appointed by the Grantor to act as its Surveyor in respect of matters relating to this Deed and may be a person employed by or otherwise connected with the Grantor or any Group Company of the Grantor

1.21 “ Group Company”	means any company which for the time being is a member of the same group of companies (within the meaning given to that expression in s.42 Landlord and Tenant Act 1954) as the Grantor or BRT (as the case may be) other than a company which is at any time or was at any time the grantee or an assignee of any of the Existing Agreements and (for the avoidance of doubt) whether or not such Existing Agreement shall still subsist at any relevant time

1,22 “the Installation”	means all or any part of the BRT Apparatus and any other related telecommunication apparatus

1.23 “Insured Risks”	means fire, lightning, explosion, aircraft (including articles dropped from aircraft), riot, civil commotion, malicious persons, earthquake, storm, tempest, flood, bursting and overflowing of water pipes, tanks and other apparatus and impact by road vehicles

1.24 “Leased Cable”	means BRT Apparatus which will be or is or was at any time part of the subject matter of the Finance Lease

1.25 “Limit of Indemnity”	means initially in the case of liability of or claims against BRT the sum of ten million pounds and initially in the case of the liability of or claims against the Grantor the sum of ten million pounds but each such sum shall be increased with effect from each anniversary of the date from which the commencement of the term hereof is calculated so that each such sum shall be increased by the same proportion as the increase in the Retail Prices Index (as hereinafter defined) over the preceding year and the relevant Limit of Indemnity in relation to any incident shall be that applying at the date of such incident

1.26 “Line Possession”	means a period of time during which BRT or its officers or duly authorised agents is or are to have access to the area on or about railway tracks on the Grantor’s Land for the purposes of this Deed

1.27 “the Manholes”	means manholes and joint bays associated with the Ducts

1.28 “Perpetuity Period”	means the period of eighty years from the date hereof

1.29 “Planning Acts”	means the Town and Country Planning Act 1990, the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Local Government Planning and Land Act 1980, the Local Government (Miscellaneous Provisions) Act 1982 and any Act for the time being in force of a similar nature and any laws and regulations intended to control or regulate the construction, demolition, alteration or change of use of land or buildings or to preserve or protect the environment or the national heritage

1.30 “Railway Disruption”	means effecting single line or other modified working or the slackening of traffic upon the Grantor’s railway and any act omission or event which requires the interruption of and/or interference with rail traffic upon the Grantor’s railway

1.31 “Retail Prices Index”	means the “all items” figure of the general index of retail prices as published in the monthly digest of statistics by the Central Statistics Office or if such index shall cease to be published such other index as may be officially published in substitution therefor or in further substitution for any substitute and if none shall be so published such other reasonably equivalent index as the parties may agree or in default of agreement as may be determined by arbitration pursuant to Clause 9.1

1.32 “the Rights”	means the rights and easements to be granted to BRT by the Grantor as specified in Clause 3 hereof

1.33 “telecommunication apparatus”	has the meaning contained in paragraph 1 of the Telecommunications Code (Schedule 2 to the Telecommunications Act 1984)

1.34 “telecommunication system”	has the meaning contained in Section 4 of the Telecommunications Act 1984

1.35 “Term”	means the term or terms created by this Deed and (subject to the provisions for earlier determination herein contained) shall be:

to the extent that the Grantor’s own interest in any of the Easement Land or the Rights is either an estate in fee simple absolute in possession or a term of years absolute having at 1st April 1994 an unexpired residue of more than 125 years, a term of 125 years from (and including) 1st April 1994;

and in any other case a term (not exceeding 125 years less 3 days) from (and including) 1st April 1994 equal in length to the then unexpired residue of the term held by the Grantor in such part of the Easement Land or the Rights less 3 days

1.36 “Value Added Tax”	means Value Added Tax as provided for in the Value Added Tax Act 1994 and legislation supplemental thereto or replacing, modifying or consolidating such legislation and any reference to “VAT” shall be construed accordingly

1.37 “the Works”	means the works referred to in Clause 4 hereof

2.	Interpretation

In this Agreement:

2.1 if at any time either the Grantor or BRT consist of more than one person then their respective obligations can be enforced against those constituent persons jointly and against each individually

2.2 every obligation in this Deed which prohibits a party from doing something includes an obligation by that party not to permit or suffer that thing to be done

2.3 references in this Deed to costs of the Grantor or BRT include reasonable and proper in-house or administrative costs

2.4 “person” includes any firm body company or corporation or any other individual authorised by any such firm body company or corporation

2.5 words importing the neuter gender only shall include the masculine or feminine gender (as the case may be) and words importing the masculine gender only shall include the feminine and vice versa

2.6 words importing the singular number shall include the plural number and vice versa

2.7 references to Clauses and Schedules are to the clauses in and schedules to this Deed

2.8 the clause headings appearing in this Deed are for convenience only and do not form part of the text of this Deed and shall not affect the construction of this Deed

3.	The Rights

Subject to the Existing Agreements and so far as the Grantor can lawfully grant the same and subject to and conditional upon compliance with the provisions of this Deed and subject to the rights of any person not a party to this Deed:

3.1 The right for BRT to enter upon the Easement Land with or without workmen, vehicles, plant, machinery and equipment to exercise the Rights and to carry out the Works subject to the following requirements (which BRT covenants shall be complied with):

3.1.1 the Works shall be carried out in a good and workmanlike manner;

3.1.2 access to the Easement Land shall be over such route over the Grantor’s Land as the Grantor shall reasonably require;

3.1.3 entry shall be effected and the Works shall be carried out at such times as is reasonable and in such manner as is reasonable in all circumstances causing as little damage and disturbance as is reasonably possible and BRT shall make good any damage so done without delay and in a good and workmanlike manner;

3.1.4 entry shall be effected and the Works shall be carried out in compliance with the terms of any easement, wayleave, lease or underlease under which the Grantor has an interest in the relevant part of the Grantor’s Land;

3.1.5 compliance with railway group safety standards as amended from time to time and other relevant safety and operating standards and published rules relating to railway access in force from time to time (as regards length of notice and otherwise, BRT being responsible for compliance with such standards);

3.1.6 compliance with the requirements from time to time prescribed pursuant to the Second Schedule hereto;

3.1.7 without prejudice to the foregoing compliance with the Grantor’s reasonable requirements of which written notice is from time to time given to BRT;

3.1.8 in relation to entry upon any part of the Easement Land which is from time to time subject to a lease or underlease or other agreements granted by the Grantor to an independent third party (and in addition to and not in substitution for the foregoing) BRT shall:-

3.1.8.1 give (except in emergency or in instances of non-routine maintenance when the maximum practicable notice shall be given) not less than 14 days prior written notice to the occupant(s) or such longer period of notice to which the occupant(s) may be entitled under the terms of the relevant lease or agreement (and details of which the Grantor shall promptly provide to BRT upon specific written request to the Grantor for such information);

3.1.8.2 comply at BRT’s expense with the occupant’s reasonable requirements in relation to safety or security and give due consideration to the occupant’s representations regarding the impact on its operations of such entry and any Works to be carried out;

3.1.8.3 in the exercise of such right cause as little damage and inconvenience as is reasonably practicable to the occupant(s) making good all damage caused in the exercise of such right;

3.2 The right for BRT to use the Installation for the purpose of its telecommunication system for the transmission of telecommunications signals of whatsoever description and, without prejudice to the foregoing, for the purpose in particular of its Designated Undertaking (as defined in the BRT Transfer Scheme)

3.3 The right of support for the Installation from the Easement Land but (without prejudice to Clause 3.1) excluding as a natural incident of this grant pursuant to this Clause 3.3 any right to enter the Easement Land and excluding support from mines and minerals under the Grantor’s Land and Adjacent Property to the extent that rights to work such mines and minerals are reserved to persons other than the Grantor

3.4 The right for BRT to use for the passage of electricity and any other services required by BRT for consumption by the Installation all ducts, troughs, conduits, mains, pipes, wires (whether or not overhead), lines and cables and other conducting media now or later laid in, on, under, through or over the Easement Land or in, on, under, through or over any other property across which the Grantor shall have sufficient rights and to connect in to them in a manner and location previously approved in writing by the Grantor (such approval not to be unreasonably withheld) subject to BRT causing as little damage, disturbance and inconvenience as possible and forthwith making good all damage so caused

3.5 The right subject to and in accordance with the provisions of Clause 6 for BRT to grant (or require that the Grantor take such steps or enter into such agreements as shall be necessary to grant) for “commercial activities connected with telecommunications” (as that phrase is defined in Section 4 of the Telecommunications Act 1984) to third parties rights over the subject matter of this Deed of a nature and type similar to those granted to BRT hereunder and which shall not be in breach or cause of a breach of any of the covenants conditions and obligations on the part of the Grantor or its predecessors in title under the terms of the Existing Agreements and as the Grantor shall approve (such approval not to be unreasonably withheld or delayed)

4.	The Works

In this Agreement “the Works” means :-

4.1 Inspection, cleaning, maintenance, repair and (so far as permitted by this Deed) alteration, renewal and removal of the Installation

4.2 Survey of the Grantor’s Land in respect of existing Installation

5.	The Reservations

There are excepted and reserved:

5.1 To the Grantor and any person deriving title through or under it or them or authorised by any of them or (where appropriate) otherwise entitled full right and liberty from time to time to (and to authorise others to) develop, build, renew, repair, alter or execute any other works (including demolition) at any Adjacent Property and to use or otherwise deal with any Adjacent Property for any purpose and in any manner whatsoever Provided That (except by way of the carrying on by the Grantor of its undertaking in exercise of and subject to its statutory and common law obligations) there shall be no derogation from the grant of the Rights to BRT or material adverse interference with the exercise of the Rights by BRT

5.2 To the Grantor during the Perpetuity Period the right at any time and from time to time by notice in writing to BRT (but following consultation with BRT for such period as is reasonable in all the circumstances and taking into account its reasonable representations) to vary, reduce, modify or extinguish any of the Rights provided that:

5.2.1 the Grantor shall during the Perpetuity Period grant to BRT such alternative rights and facilities as may in the circumstances be necessary;

5.2.2 such alternative rights and facilities shall be reasonably comparable to those proposed to be affected and shall not (either in the exercise of the Rights or the execution of the Works) render materially more expensive or less convenient the exercise of the Rights or the execution of the Works;

5.2.3 these arrangements shall be subject to the application of railway group standards as amended from time to time and other relevant safety and operating standards where applicable and subject to the Grantor causing as little inconvenience as is reasonably practicable to BRT

5.3 To the Grantor the right for the Grantor and those from time to time authorised by it to carry out any works which in the reasonable opinion of the Grantor are either necessary for the proper operation of the Grantor’s undertaking or are required for any other purpose including without limitation (but subject to Clause 7.4) the right to carry out works analogous to the Works including the installation of the Grantor’s Installation within the Ducts to the extent that the Ducts are capable of receiving it without causing electrical or other interference with the operation of any BRT Apparatus or other telecommunication apparatus forming part of the Installation at the time such works are carried out, such rights in the case only of works of new installation (not being renewal) being exercisable where practicable in accordance with a programme of works first notified in writing by the Grantor to BRT

5.4 To the Grantor (subject to Clause 7.4):

5.4.1 the right for the Grantor and any person deriving title through or under it or them or authorised by any of them or (where appropriate) otherwise entitled to use the Ducts the Manholes and the Grantor’s Installation for any purpose (which may include for the purpose of its or their telecommunication system)

5.4.2 the right of support for the Grantor’s Installation from the Installation

5.4.3 the right for the Grantor and any person deriving title through or under it or them or authorised by any of them or (where appropriate) otherwise entitled to grant for “commercial activities connected with telecommunications” (as that phrase is defined is section 4 of the Telecommunication Act 1984) to third parties rights over the subject matter of this Clause 5 of a nature and type as the Grantor shall reasonably consider appropriate but which shall not be more extensive than the rights reserved to the Grantor

5.5 To the Grantor (subject to Clause 7.4) the right to authorise others to work to any extent any mines and minerals in and under the Easement Land or any Adjacent Property

5.6 To the Grantor the benefit of the Existing Agreements

Provided That if in exercising the rights hereby reserved the Grantor causes material physical damage to any part of the Installation (to the extent that the Grantor is aware of its existence having made due enquiry of BRT and not having received confirmation of its existence within 20 working days of any enquiry or within such period as may be reasonably practicable in case of any emergency or non-routine works) the Grantor shall pay to BRT such reasonable sum as shall not exceed the reasonable cost of making good such physical damage (taking account of any sum paid or payable by the Grantor under any other provision of this Deed in respect of the same subject matter the sum to be agreed or, if the parties cannot agree, to be determined in accordance with the provisions of Clause 9.1) and for the avoidance of doubt Value Added Tax shall only be included as part of such reasonable cost to the extent that BRT cannot obtain a full credit for such Value Added Tax pursuant to s.26 Value Added Tax Act 1994 And Provided Further That in the event the Grantor on its own behalf or on behalf of any third parties seeks to make use of any BRT installed Ducts the Grantor shall first obtain the consent of BRT (not to be unreasonably withheld or delayed) both to any material addition or alteration to the Grantor’s Installation installed therein from time to time and to the method of carrying out any works associated therewith, and shall pay a fair proportion of the costs of maintenance and repair of the relevant BRT installed Ducts (such proportion to be determined in accordance with the provisions of Clause 9.1 in the event the parties cannot agree)

6.	BRT’s Covenants

BRT hereby covenants with the Grantor as follows:-

6.1 Payments

To pay without deduction, withholding or set-off (save as required by statute):-

6.1.1 Rent

by way of rent throughout the Term one peppercorn per annum (if demanded)

6.1.2 Outgoings

promptly (and to the Grantor if the Grantor pays any of these instead) all rates, taxes, charges, duties, impositions, assessments and outgoings (even new kinds of these) relating to this Deed, the Rights or the Installation including any assessed against the Grantor and including a fair proportion (to be determined by the Grantor’s Surveyor, acting reasonably) of all such sums which are not separately assessed or payable and any payment made in lieu of rates under the Local Government Finance Act 1988 or any legislation amending or replacing this shall be treated as a payment of rates except that

6.1.2.1 this shall not oblige BRT to pay:

6.1.2.1.1 tax assessable on the Grantor in respect of rents and other payments to the Grantor under this Deed

6.1.2.1.2 tax assessable on the Grantor in respect of consideration paid to the Grantor in connection with any dealing with its reversionary interest in the Grantor’s Land

6.1.2.1.3 interest fines penalties or surcharges payable by the Grantor in consequence of the Grantor’s delay or default

6.1.2.2 BRT in the event of dispute as to the proportion payable (where apportionment is entailed) shall pay that sum which is undisputed and may refer determination of the balance to arbitration in accordance with the provisions of Clause 9.1 but

6.1.2.2.1 in the absence of having done so within a reasonable period after the Grantor’s demand for such monies, is to be treated as having agreed the relevant amount

6.1.2.2.2 is to pay any amount which is determined by arbitration together with interest under Clause 6.1.4 but calculated at Basic Rate

6.1.3 Costs

to the Grantor the reasonable costs and expenses which the Grantor may properly incur in connection with:

6.1.3.1 preparing and serving notices and schedules relating to lack of repair of the Installation for which BRT is responsible under the terms of this Deed and agreeing and inspecting or supervising (where reasonably required) the works needed to remedy such lack of repair (whether before or within 12 months after the end of the Term)

6.1.3.2 dealing with any application by BRT for a consent or approval in relation to this Deed (whether or not it is given but not where consent is unlawfully withheld) including inspecting or supervising (where reasonably required) any approved works

6.1.3.3 (except so far as charged to BRT under Clause 6.1.6) inspecting or supervising (where reasonably required) any Works which do not require the consent of the Grantor under Clause 6.8.1 and supervision of any other entry pursuant to Clause 3.1

6.1.3.4 any breach of the obligations of BRT under this Deed

6.1.3.5 the replacement of any of the Ducts (or any sections thereof) and any associated Manholes Provided That the costs and expenses payable by BRT pursuant to this sub-clause 6.1.3.5 in respect of any particular section of the Ducts (and Manholes) shall be limited to a fair proportion of the aggregate of the costs and expenses relating to that section properly incurred by the Grantor from time to time and in default of agreement such proportion shall be determined in accordance with the provisions of clause 9.1 and for the avoidance of doubt the provisions of this clause 6.1.3.5 shall not apply to Ducts which do not house or contain BRT Apparatus

6.1.4 Value Added Tax

6.1.4.1 Where any taxable supply for VAT purposes is made under or in connection with this Deed by one party to the other the payer shall, in addition to any payment required for that supply, pay such VAT as is chargeable in respect of it.

6.1.4.2 Where under this Deed, one party has agreed to reimburse or indemnify the other in respect of any payment made or cost incurred by the other then the first party shall also reimburse any VAT paid by the other which forms part of its payment made or cost incurred to the extent that such VAT is not available for credit for the other, or for any person with which the indemnified party is treated as a member of a group for VAT purposes, under Sections 25 and 26 of the Value Added Tax Act 1994.

6.1.5 Interest

to the Grantor interest at 2% per annum above the Basic Rate (both before and after any judgement) on any payment to be made to the Grantor under this Deed when (in the case of other sums) the payment is overdue and unpaid for more than 28 working days after demand (when interest shall subject as mentioned below be paid from the due date for payment or (if later) the date of demand) but so that where BRT is to pay for any costs or expenses which the Grantor has incurred by reason of a breach of BRT’s obligations then interest shall be payable as from and including the date upon which the Grantor first properly incurred the costs or expenses or (if later) the date by which payment was made by the Grantor and notified to or demanded of BRT

6.1.6 Works Costs

to the Grantor any costs reasonably and properly incurred directly arising from works or activities of BRT or any person claiming under or through it pursuant to exercise by BRT or such person as aforesaid of the Rights which disrupt or otherwise affect the Grantor’s railway and/or cause physical damage including the following:

6.1.6.1 costs of arranging and giving effect to Line Possessions or Electrical Isolations;

6.1.6.2 costs of Railway Disruption;

6.1.6.3 costs of the Grantor carrying out any temporary works reasonably deemed necessary for the protection of its railway and property and in any additional maintenance and renewal consequent upon such works;

6.1.6.4 costs of the employment of inspectors, signalmen, operating supervisors, handsignalmen and lookoutmen in compliance with railway group standards as amended from time to time and other relevant safety and operating standards;

6.1.6.5 costs of supporting the Grantor’s railway structures and other property and in accommodating the effects of any subsidence;

6.1.6.6 costs of the Grantor being unable to deliver in timely manner any train paths for which it may then have contracted

Provided That to the extent that any costs payable by BRT pursuant to the provisions of this sub-clause 6.1.6 shall be attributable to the unlawful actions, or default or negligence of the Grantor or others authorised by it or shall also be recoverable by the Grantor from any third party, the Grantor shall give

BRT credit for a fair proportion (to be determined in default of agreement in accordance with the provisions of Clause 9.1) of any such costs

6.1.7 Deductions

All sums due hereunder shall be paid in full without any deduction or withholding (in respect of duties, taxes, charges or taxation charges or otherwise of a taxation nature) unless the deduction or withholding is required by statute in which event the payer shall: -

6.1.7.1 ensure that the deduction or withholding does not exceed the minimum amount legally required;

6.1.7.2 pay to the relevant taxation or other authorities within the period for payment permitted by the applicable law the full amount of the deduction or withholding;

6.1.7.3 furnish to the payee within the period for payment permitted by the relevant law either an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or, if such receipts are not issued by the taxation authorities concerned, a certificate of deduction or equivalent evidence of the relevant deduction or withholding

6.2 Use

BRT shall comply with the following requirements as to the exercise of the Rights and is not to authorise or knowingly to allow anyone else to contravene them:

6.2.1 nothing is to be done in the exercise of the Rights which may be dangerous, illegal or immoral;

6.2.2 nothing is to be done which would wilfully or knowingly cause damage, nuisance, annoyance or inconvenience to the Grantor or its tenants or the occupiers of any neighbouring property or the public;

6.2.3 nothing is to be brought onto the Grantor’s Land which is or may become noxious, dangerous, offensive, combustible, inflammable, radioactive or explosive except such quantity as is reasonably required for the execution of any Works or which is in the nature of fuel in the tanks of vehicles or is carried lawfully in any such vehicles and in each case which accords with statutory requirements;

6.2.4 the works or structures comprising elements of the Grantor’s Land which provide support to the Installation are not to be overloaded;

6.2.5 nothing is so be done in the exercise of the Rights (save in respect of use of now existing BRT Apparatus or any replacement or renewal, of it in either case on a like for like basis) which shall cause electrical or other interference with the operation of any telecommunication apparatus or other electrical equipment (whether or not part of the Installation) or any other plant equipment or installation whether located within the Ducts or in, on, over or under any Adjacent Property (and in this sub-clause “interference” shall mean interference, which is material to the operation or physical state of the apparatus plant or equipment interfered with);

6.2.6 nothing is knowingly or wilfully to be done in the exercise of the Rights or otherwise in relation to the Installation which would cause the temperature of any part of the Installation or of any part of the Grantor’s Installation or of any plant, equipment or other installation on the Grantor’s Land to exceed that which it is constructed, designed or adapted to withstand without adverse effect on it or on its use and (in any such case) with due margin for safety

6.3 Legislation

To comply with the requirements of every Act relating to the Installation, the Rights and the Works or to anything on or done in relation to the Installation or the Works

6.4 Execution of Works, and Protection of Installations

6.4.1 During the carrying out of any Works (including temporary repairs) to undertake or procure the undertaking of such temporary measures (including making a permanent repair following a temporary or emergency repair) for the protection of the Installation and the Grantor’s Installation and all other plant equipment and other installations wheresoever situate and all Adjacent Property, as may from time to time reasonably be considered appropriate or as the Grantor may from time to time reasonably specify or immediately in an emergency, and to close up such Ducts as may be opened and any other openings arising in connection with any Works without delay and in a good and workmanlike manner

6.4.2 To keep such parts of the Installation, the Grantor’s Installation and any other plant, equipment and other installations (and in particular all Cables) as shall reasonably require this, adequately protected from weather and its effects whilst any Ducts shall be opened or any there shall be any other openings in connection with any Works

6.4.3 To take all reasonable temporary precautions during the execution of Works and any period prior to completion of making good any damage caused to secure and protect the Installation and any part of the Grantor’s Installation in it from unlawful interference by third parties

6.4.4 To take all such other reasonable permanent precautions as the Grantor shall reasonably require from time to time to secure and protect the Installation and any part of the Grantor’s Installation in it from unlawful interference by third parties, such precautions to be implemented in accordance with such programme as the Grantor and BRT may from time to time agree and the reasonable costs of which shall be shared between them on such basis as they may agree or in default of agreement settled pursuant to the provisions of Clause 9.1

6.5 Repair

6.5.1 To keep the Installation (other than the Ducts and Manholes) in proper repair and in a safe condition and upon abandonment of the Installation or any part of it (which may include Ducts or Manholes) to render it permanently safe to the extent this is reasonably practicable given the nature of the Installation at the relevant time

6.5.2 Upon discovering that any section of Ducts (or any associated Manholes) is in a state of disrepair which is dangerous to people or liable to give rise to Railway Disruption forthwith to carry out such temporary emergency works (if any) as may be required to make the same safe and to inform the Grantor of the location and nature of the disrepair

6.5.3 To maintain appropriate safety precautions in relation to the Installation in accordance with good electrical and telecommunications engineering practice from time to time

6.6 Alteration

6.6.1 Not to make any material physical alteration or addition to the Installation and not without the prior written consent of the Grantor (not to be unreasonably withheld or delayed), and subject to the condition that BRT shall comply with Clauses 6.6.1.1-4 in any such case, to make any other alteration or addition to the Installation (and for the purposes of this sub-clause 6.6.1 a “material physical alteration or addition” shall be any alteration or addition other than any works relating to renewal or replacement of any part of the then existing Installation or any works to BRT Apparatus (including addition or enhancement of BRT Apparatus) within the Ducts):

6.6.1.1 no alteration or addition to the Installation shall be made pursuant to this Deed unless BRT shall first have obtained the consent of any occupant of any part of the Grantor’s Land affected by such alterations or addition (and the Grantor shall render to BRT such assistance in obtaining that consent as BRT shall reasonably require and shall not object to the granting of such consent);

6.6.1.2 any such works to which the Grantor consents shall be carried out in accordance with plans and specifications approved by the Grantor (such approval also not to be unreasonably withheld or delayed) and (if so reasonably required by the Grantor) under the superintendence of the Grantor and to the reasonable satisfaction in all respects of the Grantor and to the satisfaction of any authority or body having jurisdiction;

6.6.1.3 BRT shall keep all records describing alterations or additions to the Installation available for inspection by the Grantor upon reasonable request and shall provide copies thereof to the Grantor upon reasonable request;

6.6.1.4 any such works shall be carried out in a manner which complies with the provision of Clause 3.1

6.6.2 To carry out any works (including removal of any part of the Installation) as the Grantor may from time to time by notice to BRT direct in order to give effect to or to accommodate any variation, reduction, modification or extinguishing of any of the Rights pursuant to Clause 5.2

6.7 Environmental Protection

6.7.1 To notify promptly the Grantor (and where such notification is given orally promptly to confirm such notification in writing) of any circumstances of which BRT is aware and which it is reasonably foreseeable could give rise at any time to any material Environmental Damage (and provided that in relation to noise and vibration notification need only be given if it is the subject of a complaint or order or other notice) and to exercise due diligence at all times to inform itself of any such circumstances as would require such notification

6.7.2 Not to deposit on the Grantor’s Land or any Adjacent Property any waste

6.7.3 To take and complete promptly whatever action is required to prevent mitigate or remedy any Environmental Damage which results from any operations pursuant to the provisions of this Deed of BRT or its sub-tenants licensees or others for whom it is responsible Provided That the

Grantor shall be notified in writing in advance of any action proposed under this paragraph and shall be entitled to require that any such action be supervised by the Grantor or any environmental consultant appointed by the Grantor (at the cost of BRT) and where BRT fails to take or complete such action within a reasonable time or to the reasonable satisfaction of the Grantor then the Grantor shall be entitled to take or complete such action as it considers necessary and to recover from BRT the reasonable cost (including all appropriate professional fees) of taking or completing such action

6.7.4 To be responsible for and keep the Grantor indemnified from and against all actions, claims, proceedings, losses, damage, expenses, costs, demands and liabilities (including costs reasonably incurred in investigating or defending any claim, proceeding, demand or order and any expenses reasonably incurred in preventing, avoiding or mitigating loss, liability or damage) resulting from Environmental Damage (including any costs incurred by the Grantor under Clause 6.7.3) to the extent that the Environmental Damage shall have occurred in consequence of any act or omission of BRT or others for whom it is responsible

6.8 Excavations

Not in executing the Works to carry out any continuous unsupported excavation nor to do anything which will or might endanger the safety or stability of any railway or of any Adjacent Property

6.9 Equipment on Grantor’s Land

Not to damage or tamper with or endanger the plant, equipment and other installations on the Grantor’s Land

6.10 Existing .Agreements

6.10.1 BRT will perform and observe all the covenants, conditions and obligations on the part of the British Railways Board or other the grantors pursuant to the Existing Agreements and not knowingly do anything in the exercise of the Rights which would be a breach thereof

6.10.2 So far as the same relate to the subject matter of this Deed BRT will not knowingly do anything which would contravene

6.10.2.1 any of the Grantor’s obligations under any easement wayleave lease or underlease under which the Grantor itself has an interest in such subject matter or the relevant part of the Easement Land or

6.10.2.2 any other covenant condition restriction or other provision binding the Grantor in relation to such subject matter or the relevant; part of the Easement Land

Provided That BRT shall not be deemed to be in breach of these obligations in the event and to the extent that details of the matters referred to in this clause 6.10 have not been disclosed by the Grantor to BRT

6.11 Dealings

Subject in all respects to the provisions of Clause 3.6:

6.11.1 Not to assign any part or parts (as distinct from the whole) of the benefit of this Deed or of the Rights

6.11.2 Not to assign the whole of the benefit of this Deed or of the Rights Provided That the consent of the Grantor to an assignment of the whole of the benefit of this Deed together with the Rights which complies with this Clause 6.11 shall not be unreasonably withheld or delayed

6.11.3 Prior to any assignment to procure that the assignee enters into direct covenants with the Grantor (whose proper and reasonable costs shall be paid by BRT on a full indemnity basis) to pay the rents and other monies payable by BRT under this Deed and to perform and observe the covenants and other obligations of BRT contained in this Deed during the residue of the Term Provided That where the assignee is more than one person such covenants shall be entered into jointly and severally

6.11.4 If the Grantor shall reasonably so require to procure that prior to any assignment a guarantor whose financial standing shall have been approved in writing by the Grantor (such approval not to be unreasonably withheld or delayed) as primary obligor (and not merely as guarantor) shall enter into like covenants with the Grantor (whose proper and reasonable costs shall be paid by BRT on a full indemnity basis) and who shall further covenant with the Grantor to indemnify the Grantor from and against all actions, claims, costs, demands, expenses, liabilities and losses arising from any breach by the assignee of the covenants on the part of BRT or conditions contained in this Deed

6.11.5 Prior to any assignment such guarantor or guarantors (if any) shall enter into agreements with the Grantor:-

6.11.5.1 that the liability of the guarantors shall not be released, exonerated or in any way affected by any neglect, time or forbearance of the Grantor in enforcing any payment or covenant or condition or any disclaimer of this Deed by a liquidator or a trustee in bankruptcy or the fact that BRT (being a company) shall be dissolved or cease to exist or the determination of this Deed as provided in Clause 10.1 or the release of any one or more persons for the time being constituting such guarantor or guarantors or any other act or thing (including, without limitation, the Grantor refraining from demanding or accepting any rent or other moneys due under this Deed, the surrender of any part of the Rights and any variation to the terms of this Deed); and

6.11.5.2 as the Grantor may reasonably require as to the postponement of any rights of the guarantor or guarantors in respect of the assignee and its assets and as to the waiver of any right to require the Grantor to proceed in any manner or to exercise any right or remedy before proceeding or exercising any right or remedy against such guarantor or guarantors; and

6.11.5.3 that each of the covenants on the part of the guarantor or guarantors given in accordant with this Clause shall enure for the benefit of the successors and assigns of the Grantor under this Deed or other the person for the time being entitled in reversion immediately expectant upon the Term without the necessity for any assignment

6.11.6 Without prejudice to Clause 3.5 not to grant to third parties rights equivalent to the whole or any part or parts of the benefit of this Deed or of the Rights Provided Always That the consent of the Grantor for such grant which complies with the provisions of sub-clause 6.11.7 shall not be unreasonably withheld or delayed and Provided Further That no such consent shall be required for any grant of rights which does not purport to grant to third parties rights of access to the Grantor’s Land

6.11.7 No such grant as aforesaid shall be made otherwise than in compliance the following terms: -

6.11.7.1 No underlease shall be granted other than to a suitably licensed telecommunications or cable television operator;

6.11.7.2 Prior to the grant of any underlease as Order of the Court shall be obtained under the provisions of section 38(4) of the Landlord and Tenant Act 1954 authorising an agreement for the exclusion of sections 24 to 28 (both inclusive) of the said Act in relation to such underlease which said agreement shall be incorporated in the underlease;

6.11.7.3 Any underlease shall contain a covenant by the undertenant not to assign or sub-underlet the whole or any part or parts of its subject matter without the prior consent of the Grantor and BRT subject to the proviso that the consents of the Grantor and BRT to an assignment of the whole to a suitably licensed telecommunications operator or cable television operator shall not be unreasonably withheld or delayed and any underlease shall be in a form approved by the Grantor (such approval not to be unreasonably withheld or delayed);

6.11.7.4 Any such grant (whether or not by way of underlease) shall contain:-

6.11.7.4.1 an obligation binding the grantee prohibiting the grantee from doing or suffering any act or thing which would contravene any of BRT’s obligations under this Deed; and

6.11.7.4.2 a provision entitling BRT to terminate such grant on breach of such obligation by the grantee; and

6.11.7.4.3 provisions corresponding to Clause 5.2 (but operable by the superior lessor (here meaning the; Grantor)) in such terms as the Grantor (acting reasonably) shall approve

6.11.7.5 No such grant (whether or not by way of underlease) shall be made for consideration other than money or otherwise than on arm’s length terms

6.11.8 Not to grant to any third parties rights equivalent to the whole or any part or parts of the benefit of this Deed or of the Rights for a term of more than the residue of the Term (less 3 days) as this applies to the relevant part or parts of the benefit of this Deed or of the Rights

6.11.9 Within one month after any assignment, charge or immediately derivative grant of the whole or any part of the benefit of this Deed or of the Rights or any devolution of the interest of BRT in it or them to give notice of it in writing to the Grantor and to produce to the Grantor a copy of the assignment, charge or other document evidencing such dealing for retention by the Grantor

6.11.10 From time to time on reasonable demand during the Term to furnish the Grantor with full particulars of all immediately derivative interests (including licences) of or in this Deed or the Rights or any part of it or copies of plans identifying the extent of such interests, and such further particulars as the Grantor may reasonably require

6.12 Insurance

6.12.1 Save to the extent that whilst BRT is controlled by British Railways Board such arrangements shall be effected through a self-insuring arrangement implemented by British Railways Board, throughout the Term to maintain at BRT’s own expense comprehensive public liability insurance in respect of the Installation and all the activities of BRT with insurers of good repute for such reasonable amount as the parties may from time to time agree (or in default of agreement as may be determined pursuant to Clause 9.1) and such insurance shall include a cross liabilities clause as between the Grantor and BRT (so that the insurers do not pay out to either the Grantor or BRT and then seek to recover from the other) and:

6.12.1.1 to make available for inspection the policy and receipts for the current premium and/or provide copies and/or provide a certificate by the insurers or BRT’s brokers as to the extent and nature of cover;

6.12.1.2 if BRT shall at any time fail to insure or pay the insurance premiums in accordance with these requirements the Grantor shall be at liberty to insure instead and thenceforth to pay the premiums payable from time to time and the amount of such payments and any related costs incurred shall be repaid by BRT to the Grantor on demand;

6.12.1.3 if BRT shall become entitled to any insurance money in respect of public liability risks then BRT shall apply this to the claim, demand or liability in relation to which it shall have been received and in respect of any indemnity for such risks given by BRT to the Grantor under this Deed of Grant;

6.12.1.4 to observe and perform the conditions of the insurance policy

6.12.2 Save to the extent that whilst BRT is controlled by British Railways Board such arrangements shall be effected through a self-insuring arrangement implemented by British Railways Board, to keep insured at BRT’s own expense the Installation from loss or damage by Insured Risks and against loss or damage due to criminal damage or terrorism for such amounts of not less than such sums as the Grantor and BRT (each acting reasonably) may from

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6.13.5 If any amount due from BRT pursuant to Clause 6.13.2 relates to a payment of tax by the Grantor which is payable on the same date as the Grantor receives a Credit to which Clause 6.13.4 applies, the amount due from BRT shall be reduced by the amount of the Credit or, if the amount of the Credit exceeds the amount due from BRT, the excess shall be paid by the Grantor to BRT

6.14 Notice of Disputes

To give notice to the Grantor of any material dispute relating to the Installation or any right granted to BRT under this Deed immediately BRT is aware of the dispute

7.	The Grantor’s Covenants

The Grantor hereby covenants with BRT as follows:-

7.1 Works on Easement Land

The Grantor will not (to the extent that this does not place, the Grantor in breach of any obligations to third parties subsisting at the date of this Deed) do nor cause nor permit to be done on the Easement Land any works which would not concur with standards of good practice (including but not limited to railway group standards as amended from time to time) provided that neither this restriction nor any restriction implied by virtue of the grant of the Rights:

7.1.1 shall affect anything otherwise permitted by this Deed

7.1.2 shall prevent any alteration to, or the deposit of anything upon, or the carrying out of any works over the relevant part of the Easement Land so as to interfere with the Installation or its support or covering, or to obstruct access to it where (in the case of material and prejudicial interference or obstruction) BRT’s prior written consent has been obtained (which BRT undertakes will not be unreasonably withheld or delayed, provided that the costs of compliance with any reasonable requirements of BRT and of any protective measures reasonably stipulated by BRT shall be home by the Grantor)

7.1.3 shall apply to any of the Grantor’s Land which is at the date hereof let or subject to an agreement for letting Provided That where any such letting or agreement for letting incorporates provisions equivalent to those set out above in this Clause 7.1 the Grantor will if so requested by BRT take such steps, excluding proceedings for forfeiture, as may reasonably be required by BRT for the enforcement of such provisions, subject to BRT bearing all related costs and affording reasonable security for this if so requested.

7.2 Perfect Grant

The Grantor shall at any time upon the request of BRT do and execute all such acts deeds documents and things as may reasonably be required by BRT to perfect and complete the grant of the Rights and authority hereby conferred upon BRT

7.3 Dealings

7.3.1 In the event the Grantor disposes of, or grants or creates any leasehold interest for a term of 21 years or more in or over its interest in, the whole or any part of the Easement Land then immediately prior to such disposal, grant or creation :-

7.3.1.1 the Grantor and BRT will enter into a deed releasing that pan of the Easement Land the subject of such disposal grant or creation as aforesaid from the terms of this Deed and

7.3.1.2 the Grantor and BRT will enter into a Deed in the form annexed hereto as the Fourth Schedule acknowledging the rights of BRT contained therein

7.4 Electrical, etc. Interference

The Grantor shall ensure that in the exercise of the rights reserved by Clauses 5.3, 5.4 and 5.5 nothing is done (save in respect of use of now existing Grantor’s Installation and any other now existing plant, equipment or installation or any replacement or renewal of them in any case on a like for like basis) which shall cause electrical or other interference with the operation of any telecommunication apparatus being part of the Installation (and in this sub-clause “interference” shall mean interference which is material to the operation or physical state of the apparatus interfered with)

7.5 Indemnities

7.5.1 By way of indemnity only for so long as the Existing Agreements shall be in force the Grantor shall not do anything which would be a breach of any of the covenants, conditions and obligations on the part of British Railways Board or other the grantors of the Existing Agreements as the same were in force prior to the commencement date hereof

7.5.2 The Grantor shall fully and effectively indemnify (up to the Limit of Indemnity) BRT against all costs that BRT may reasonably incur in complying with the provisions of Clauses 5.2 and 8.2 and in respect of any costs that BRT may reasonably incur in taking such steps as may be necessary to enable BRT to provide continuity of supply of telecommunication services (as defined in Section 4 of the Telecommunications Act 1984) to BRT’s

customers directly arising out of the works envisaged in the said Clauses 5.2 and 8.2

7.6 Third Party Restrictions

In the event that the Grantor grants rights to any third party in relation to the Easement Land

7.6.1 to impose obligations with regard to repairs to the Easement Land that are consistent with the terms of this Deed

7.6.2 to impose obligations applying railway group standards as amended from time to time and other relevant safety and operating standards (where applicable)

7.7 Quiet Enjoyment

That BRT paying the rents reserved by this Deed and performing and observing the covenants and conditions contained in this Deed and on its part to be performed and observed shall quietly enjoy the Rights for the term created hereby without any interruption by the Grantor or any person lawfully claiming under or in trust for the Grantor Provided always that neither the carrying on by the Grantor of its undertaking on the Easement Land and/or the Grantor’s Land in exercise of and subject to its statutory and common law obligations nor the grant by the Grantor of any permission or permissions properly given for any person to use railway facilities nor any vibration or electrical or other interference with any part of the Installation caused by railway traffic shall constitute either a breach of the obligations of the Grantor under this sub-clause or a derogation from the Grantor’s grant

8.	Rights Reserved by the Grantor in the Exercise of its Functions

If and for as long as the Grantor shall be British Railways Board, any successor in title to or assignee of the Board’s undertaking or any successor to its functions or any relevant part thereof, then:-

8.1 Save to the extent covered by the grant of the Rights but subject nevertheless to the following provisions of this Clause 8, the Grantor shall be at liberty to discharge its statutory duties and powers as subsisting from time to time and BRT shall save harmless and release the Grantor from any costs, charges, expenses, liabilities, losses and damages incurred or suffered by BRT as a result

8.2 The Grantor shall at all times, after prior consultation with BRT, be at liberty at no expense to BRT to construct or erect any works that it may reasonably deem necessary over, under, alongside or within the Easement Land and to raise, widen or alter the Grantor’s railway or works Provided That

8.2.1 if it should be found that the Installation interferes with the erection of any building or buildings or the construction or maintenance of any lines of rails or works upon, over or above the Grantor’s railway or the Grantor’s Land or with the alteration, repair or abandonment of any works the Grantor shall so inform BRT whereupon the parties shall consult on and agree the appropriate arrangements to deal with the matter and, if the parties cannot agree, such arrangements shall be determined in accordance with the provisions of Clause 9.1;

8.2.2 any such arrangements shall be implemented with the minimum of attendant deviation disruption or damage to the Installation and once implemented shall not hinder or impair the proper functioning of the Installation

9.	Agreements and Declarations

9.1 Arbitration

Any dispute arising hereunder shall be determined by a single arbitrator to be agreed upon between the parties hereto or failing such agreement to be appointed on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors and the provisions of the Arbitration Acts 1950-1979 and of any statutory modification or re-enactment thereof for the time being in force shall apply to any such reference and determination

9.2 Tenant’s Fixtures

For the avoidance of doubt it is hereby declared that the Installation is to be treated as tenant’s or trade fixtures and not landlord’s fixtures and BRT shall be entitled to remove the same at any time subject to making good any damage thereby caused and in the event that such damage cannot be made good BRT shall pay compensation therefor being such reasonable sum as shall not exceed the reasonable cost of making good such physical damage (taking account of any sum paid or payable by BRT under any other provision of this Deed in respect of the same subject matter the sum to be agreed or, if the parties cannot agree, to be determined in accordance with the provisions of Clause 9.1) and for the avoidance of doubt Value Added Tax shall only be included as part of such reasonable cost to the extent that the Grantor cannot obtain a full credit for such Value Added Tax pursuant to s.26 Value Added Tax Act 1994

9.3 Notices

Any notice under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served personally or by prepaid first class letter or fax (and, in the case of fax, confirmed by prepaid first class letter) to the address as follows:

The Grantor:	BRT:

Attention: Director - Estate Management British Rail Property Board 1 Eversholt Street London NW1 2DD	Attention: Commercial Director BR Telecommunications Limited The Podium 1 Eversholt Street London NW1 1DZ

Fax: 0171 214 9890	Fax: 0171-391-8278

or to such other address as shall previously have been notified by one party to the other under this Agreement, on not less than ten (10) days’ prior written notice. Any such notice shall be deemed to have been received, in the case of posted notice, 48 hours after posting and in the case of a fax, at the time of transmission. Save as otherwise provided herein, any notice or other communication received on a day which is not a Business Day or after 5.00 pm. local time on any Business Day shall be deemed to be received on the next following Business Day.

9.4 Group Companies

The Rights shall be exercisable by any Group Company of BRT as well as by BRT but subject always to compliance with the obligations of BRT under this Deed and for such purpose any act or omission of or state of affairs affecting any Group Company of BRT shall be deemed to be done or not done by or to affect (as the case may be) BRT

9.5 No Implied Rights

Nothing in this Deed shall:

9.5.1 confer on BRT any right to the benefit of or to enforce any covenant or agreement contained in any other instrument relating to any other property (except as expressly provided herein) or limit or affect the right of the Grantor to deal with the Adjacent Property at any time in such manner as may be thought fit (without prejudice to the rights expressly granted to BRT under this Deed);

9.5.2 impliedly confer upon or grant to BRT any easement, right, liberty, privilege or advantage other than those expressly granted by this Deed, and the provisions of s.62 Property Act 1925 shall not apply in relation to this Deed

9.6 Supervision by Grantor

No liability shall attach to the Grantor by reason of any supervision, approval or inspection given or made by or on behalf of the Grantor in respect of any works of repair or reinstatement carried out by or on behalf of BRT, nor shall any such approval or inspection prejudice or derogate from the obligation of BRT to observe and perform the covenants and conditions on BRT’s part contained in this Deed

9.7 No Implied Warranties

BRT confirms that it has not in entering into this Deed relied on any express or implied warranty or representation (whether oral or written) of any kind whatsoever

9.8 Safety, etc.

To the extent that no other statement of safety responsibility in respect of the Rights exists, and is agreed with the Grantor as supplanting the following provisions, BRT acknowledges that it is to:

9.8.1 be responsible for safety in the exercise of the Rights and

9.8.2 so far as is reasonably possible ensure that in all activities on the Grantor’s Land of BRT or those for whom BRT is responsible and which relate to or could affect the Grantor’s railway there is compliance with railway group standards as amended from time to time and other relevant safety and operating standards and those activities which may entail necessary Railway Possessions or Electrical Isolations shall be pre-planned so far as possible to enable this to be done with minimum inconvenience to railway operations

9.8.3 act as the person having control of the Rights for the purposes of s.4 Health & Safety at Work etc. Act 1974 but so that where as a matter of law the Grantor would be such a person BRT shall nonetheless (as between grantor and grantee) assume that responsibility

9.8.4 advise the Grantor forthwith of any incident arising from the exercise of the Rights affecting the safety of the Grantor’s railway

9.8.5 so far as reasonably possible ensure that all persons who have access to the Grantor’s Land in exercise of the Rights observe all safety requirements notified to BRT in relation to electric traction equipment at or in the vicinity of the Installation and any relevant part of the Grantor’s Land

9.8.6 so far as reasonably possible ensure that all persons working or otherwise present at the Installation in proximity to the Grantor’s railway do not present a danger to the safe operation of that railway

9.8.7 so far as reasonably possible ensure that in the exercise of any rights under this Deed which may involve entry upon the Grantor’s Land those concerned act in full compliance with railway group standards as amended from time to time and other relevant safety and operating standards and with any requirements properly made by the Grantor from time to time in the interests of safety

BUT in the event of conflict between this statement and any otherwise by law applying the latter shall prevail

9.9 Force Majeure

Neither party shall be liable to the other under this Agreement for any loss or damage which may be suffered by the other party due to any cause beyond the first party’s reasonable control including without limitation any act of God, inclement weather, failure or shortage of power supplies, flood, storm, drought, lightning or fire, strike, lock-out, trade dispute or labour disturbance, the act or omission of Government, highways authorities, or other competent authority, wax, military operations, riot, civil commotion, malicious damage or compliance with any overriding emergency procedures

9.10 Use of Physical Capacity

Both parries expressly agree and declare that in exercising the Rights granted to BRT and the rights reserved to the Grantor each party shall give the maximum practicable notice to the other of an intention to install or alter, or add to, any telecommunication apparatus in the Ducts with a view to the parties agreeing how to make the best practicable use of physical space within the Ducts

9.11 Exclusion of Landlord and Tenant Act 1954

Having been authorised to do so by an Order of the Central London Court dated the 20th day of February 1995 (matter No. 20519) the Grantor and BRT hereby agree that the provisions of Sections 24 to 28 (both inclusive) of the Landlord and Tenant Act 1954 (as amended) shall not apply to the Rights hereby granted

9.12 Restrictive Trade Practices

9.12.1 Notwithstanding any other provision of this Deed, no provision of this Deed which is of such a nature as to make this Deed liable to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after that on which particulars have been duly furnished to the Director General of Fair Trading pursuant to that Act

9.12.2 For the purposes of this paragraph “this Deed” shall include any agreement forming part of the same arrangement

9.13 Equitable Easement

To the extent the interest of the Grantor in any land affected by this Deed is limited to an equitable interest, the easement created hereby shall have effect as an equitable easement and nothing in this Deed shall be deemed to create or purport to create any rights which will be exercisable in excess of that permitted by the terms (whether actual or implied) of the agreement or conduct creating the interest of the Grantor Provided That :-

9.13.1 such limitation upon the easement hereby created (which the parties for the avoidance of doubt declare otherwise to be intended to take effect as a legal easement for the Term) shall take effect only to the extent necessary;

9.13.2 to the extent the Grantor cannot grant or purport to grant an interest other than an equitable easement to bind the Easement Land, such limitations shall be without prejudice to the creation of a legal easement over the remainder of the Easement Land and the provisions of Clause 9.15 shall, for the avoidance of doubt, have effect in relation thereto

9.14 Partial Invalidity

If any term or provision of this Deed or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Deed or application of such term or provisions to persons or circumstances other than those as to which it is already invalid or unenforceable shall not be affected thereby and each term and provision of this Deed shall be valid and be enforceable to the fullest extent permitted by law. The parties shall negotiate in good faith to replace the invalid or unenforceable provision(s) by substitute provision(s) which will maintain the economic purposes and intentions of the parties in entering into this Deed

10.	Termination

10.1 This Deed is made on condition that on the occurrence of any of the events mentioned below it shall be lawful for the Grantor by notice to BRT to terminate this Deed forthwith, when this Deed shall come to an end but without prejudice to any claim by either party in respect of prior breach by the other of its obligations. The events are:

10.1.1 If there shall be a substantial or material failure in the performance or observance of any covenant on BRT’s part or conditions contained in this Deed which if capable of being remedied is not started to be remedied within 60 days of the giving of notice by the Grantor to BRT requiring remedy and diligently proceeded with; or

10.1.2 if there shall be repeated failures (whether or not remedied) in the performance or observance of BRT’s obligations contained in this Deed concerning safety; or

10.1.3 if there shall be a substantial or material failure in the performance or observance of any covenant on BRT’s part or conditions contained in this Deed which is incapable of being remedied; or

10.1.4 if BRT and/or any guarantor of BRT (being a company) shall have a winding-up petition or a petition for an administration order presented in respect of it, or if it shall itself pass a winding-up resolution (save for the purpose of reconstruction or amalgamation into a solvent company reasonably approved by the Grantor), or if an administration order shall be made in respect of it, or if it shall otherwise enter into liquidation, be wound-up or otherwise cease to exist (save for the purpose of reconstruction or amalgamation into a solvent company reasonably approved by the Grantor), or if a receiver or administrative receiver or receiver and manager shall be appointed in respect of all or any part of its undertaking, or if application is made under s.425 Companies Act 1985 in respect of it, or if it shall call a meeting of or enter into or propose that there be entered into any arrangement, scheme or composition with creditors

10.2 BRT (without prejudice to its other rights) shall have the right to determine this Deed:

10.2.1 forthwith upon written notice to that effect given to the Grantor in the event that the Licence under which BRT has the right to run a telecommunication system or any replacement thereof expires or is terminated or revoked in which event BRT shall give to the Grantor the maximum practicable notice of termination

10.2.2 in any event by not less than twelve months notice in writing

PROVIDED That any such determination shall be without prejudice to any claim by either party in respect of prior breach by the other of its covenants or obligations

10.3 Either party (without prejudice to their other rights) shall have the right to determine this Deed with effect from 31st March 2046 or on 31st March in any subsequent year by giving to the other not less than twelve months notice in writing Provided That any such determination shall be without prejudice to any claim by either party in respect of prior breach by the other of its covenants or obligations

11.	Limitation of Provisions of Deed

For the avoidance of doubt this Deed shall not bind (and BRT shall have no rights pursuant to this Deed against the Grantor in respect of or over) any property which

11.1 at any time ceases to be Grantor’s Land at a time when it is not part of the Easement Land; or

11.2 (whilst remaining Grantor’s Land) is or becomes subject to a lease or underlease granted by the Grantor (or any predecessor) for a term (when originally) granted) of 75 years or more at a time when it is not part of the Easement Land; or

11.3 is specified in a written notice given by the Grantor to BRT (and to which a plan shall be annexed identifying the land in question on a scale sufficient for the purpose of identification and based on a current Ordnance Survey extract for the area) to which BRT does not within 60 days of service respond identifying the Installation on such land as at that date, and in the event of BRT identifying such Installation the provisions of Clause 7.3 shall apply to the extent relevant and in the event of BRT failing to so identify any Installation on such land within such 60 day period, BRT shall acknowledge in writing (in a form reasonably required by the Grantor) that the land in question has been released from and is no longer affected by the provisions of this Deed

12.	Delegation by Grantor

The Grantor shall be entitled to delegate its powers (including the power to give any approval or consent) under this Deed to any extent and to such person or company as the Grantor may from time to time determine and to retain agents and contractors to perform any of its obligations and to exercise any of its rights and privileges under this Deed on its behalf Provided Always That the Grantor shall give to BRT not less than 7 days prior written notice of such delegation

THE FIRST SCHEDULE: BRT’S Property (Clause 1.7)

Leasehold Premises situate and known as :

Site Name	Address
Dringhouses	Moor Grove Dringhouses York North Yorkshire

East Croydon	Croydon Telecom Centre 10 Landsdown Road Croydon Surrey

Erdington	Off Wesley Road Erdington Birmingham

Farington	Bee Lane Farington Preston

Haringay	Dagmar Road Haringay London Borough of Hackney

Haslemere	Weydown Road Haslemere Surrey

Honiton	Churchill Honiton Devon

Huntingdon	Off Brampton Road Huntingdon Cambridgeshire

Kenton	Just off the Ridgeway Kenton London Borough of Waltham Forest

Levenshulme North	Off Slade Lane Levenshulme North Manchester

Magdalen Road	Station Road Watlington Norfolk

Otford	Otford Junction Otford Kent

Salisbury	Fisherton Street Salisbury Wiltshire

Southminster	Station Approach Southminster Essex

Stechford	Victoria Road Off Station Road Stechford Birmingham

Stowmarket	Prentice Road Stowmarket Station Stowmarket Suffolk

Swansea	Malphant Morfa Road Swansea SA1 2EN

Westhouses	Behind Post Office 1 Alfreton Road Westhouses Derby DE55 5AH

Worksop	Worksop Equipment Room Off Gateford Road Worksop Notts

Freehold Premises situate and known as :

Site Name	Address
Berwick	North Road Berwick Upon Tweed Northumberland

Carlisle	Etterby Road Carlisle Cumbria

Crewe	Gresty Road Crewe Cheshire

Lancaster	Wheatfield Street Lancaster Lancashire

Norwich	Long John Hill Norwich Norfolk

Worcester	Midland Road Worcester

RAILTRACK DER SITES

3 FARRINGTON CURVE JUNCTION
4 DRINGHOUSES
~~5 [illegible]~~
6 SLADE LANE JUNCTION
7 WEST HOUSES
8 ERDINGTON
9 STECHFORD
10 WATLINGTON
11 STOWMARKET
12 HUNTINGDON
13 HARRINGAY
14 PRIMROSE HILL
15 SWANSEA
16 SOUTHMINSTER
17 OTFORD
18 HASLEMERE
19 SALISBURY
20 HONITON

BRB DER SITES

1 EAST CROYDON
2 WORKSOP

BRB LAND

1 BERWICK
2 CARLISLE
3 LANCASTER
4 CREWE
5 WORCESTER
6 NORWICH

NORTH SEA.
BORDER

THE SECOND SCHEDULE

Enabling provisions for determination of Line Possessions,

Electrical Isolations and Railway Disruption (Clause 3.1.6)

In relation to Line Possessions, Electrical Isolations and Railway Disruption (whether or not associated with Line Possessions and/or Electrical Isolations) arising from works or activities of BRT or any person claiming under or through it pursuant to exercise by BRT or such person of the Rights:-

1.	Such procedures and arrangements shall apply as the Grantor shall from time to time determine (having regard without limitation to the operation of the Grantor’s railway and railway group standards as amended from time to time and other relevant safety and operating standards) and (for the avoidance of doubt but without limitation) the Grantor shall be entitled to determine that different procedures and arrangements shall apply:-

1.1	in different geographical areas

1.2	in case of emergency (when compared with those to apply in the case of pre-planned works or activities)

1.3	as between, different categories of works or activities

2.	Without prejudice to the generality of this the Grantor shall confirm to BRT the grant (or otherwise) of Line Possessions, Electrical Isolations and provision for Railway Disruption within a reasonable period from receipt by the Grantor of a request (complying with such procedures and arrangements) made by BRT, and if granted, to take effect in accordance with such procedures and arrangements

3.	Without prejudice to the generality of this, the Grantor shall consider any application made by BRT, in compliance with such procedures and arrangements, for the grant of any Line Possessions, Electrical Isolation or provision for Railway Disruption and within a reasonable period from receipt of such application shall determine it in accordance with such procedures and arrangements and confirm the grant (or refusal) thereof to BRT in accordance with such procedures and arrangements

THE THIRD SCHEDULE: Excluded Grantor’s Land (Clause 1.19)

7/11 Britannia Street Kings Cross London

8 Alsops Road Willesborough Ashford Kent

Herwish Ashford Road Harrietsham Maidstone Kent

Rothbury Ashford Road Harrietsham Maidstone Kent

Lenacre Ashford Road Harrietsham Maidstone Kent

Malinton Ashford Road Harrietsham Maidstone Kent

Bassetts Ashford Road Harrietsham Maidstone Kent

The Nursery Ashford Road Chegworth Harrietsham Maidstone Kent

Tara Ashford Road Harrietsham Maidstone Kent

Casamia Ashford Road Harrietsham Maidstone Kent

1 Aylesford Place Willesborough Ashford Kent

1A Aylesford Place Willesborough Ashford Kent

9 Aylesford Place Willesborough Ashford Kent

11 Aylesford Place Willesborough Ashford Kent

13 Aylesford Place Willesborough Ashford Kent

15 Aylesford Place Willesborough Ashford Kent

15 Warwick Gardens House Azenby Road London SE15

9 Warwick Gardens House Azenby Road Peckham London SE15

6 Warwick Gardens House Azenby Road Peckham London SE15

20 Warwick Gardens House Azenby Road Peckham London SE15

21 Warwick Gardens House Azenby Road Peckham London SE15

17 Warwick Gardens House Azenby Road Peckham London SE15

14 Warwick Gardens House Azenby Road Peckham London SE15

7 Warwick Gardens House Azenby Road Peckham London SE15

25 Warwick Gardens House Azenby Road Peckham London SE15

19 Warwick Gardens House Azenby Road Peckham London SE15

5 Warwick Gardens House Azenby Road Peckham London SE15

26 Warwick Gardens House Azenby Road Peckham London SE15

18 Warwick Gardens House Azenby Road Peckham London SE15

16 Warwick Gardens House Azenby Road Peckham London SE15

11 Warwick Gardens House Azenby Road Peckham London SE15

10 Warwick Gardens House Azenby Road Peckham London SE15

27 Warwick Gardens House Azenby Road Peckham London SE15

4 Warwick Gardens House Azenby Road Peckham London SE15

12 Warwick Gardens House Azenby Road Peckham London SE15

13 Warwick Gardens House Azenby Road Peckham London SE15

26 Balfe Street Kings Cross London

53C Balfe Street Kings Cross London

54 Balfe Street Kings Cross London

Land Adjoining Bank House Lenham Heath Maidstone Kent

Bank House Lenham Heath Maidstone Kent

Bankside Cottage Sandway Road Sandway Kent

2 Hillside Villas Barrow Hill Sellindge Ashford Kent

1 Hillside Villas Barrow Hill Sellindge Ashford Kent

The Pines Barrow Hill Sellindge Ashford Kent

Beechbrook Farm (Arable Land) Westwell Ashford Kent

Land at Beechbrook Farm Westwell Ashford Kent

Beechbrook Farm Westwell Ashford Kent

Beechenlea House Beechenlea Lane Swanley Village Kent

Bell Cottage Mersham Ashford Kent

The Bell House Mersham Ashford Kent

Land adjoining The Bell House Mersham Ashford Kent

98 Bellenden Road Peckham London SE15

106 Bellenden Road Peckham London SE15

144B Bellenden Road Peckham London SE15

30 Bentley Road Willesborough Ashford Kent

34 Bentley Road Willesborough Ashford Kent

Sunnyside 39 Bentley Road South Willesborough Ashford Kent

Lingate House 44 Bentley Road Willesborough Ashford Kent

61 Blanmerle Road New Eltham London SE9

25 Blenheim Grove Peckham London SE15 4QS

3 Alys Court 35 Blenheim Grove Peckham London SE15 4QS

4 Alys Court 35 Blenheim Grove Peckham London SE15 4QS

5 Alys Court 35 Blenheim Grove Peckham London SE15 4QS

53 Blenheim Grove Peckham London SE15

1 Cranbrooks Blind Lane Mersham Ashford Kent

6 Cranbrooks Blind Lane Mersham Ashford Kent

3 Cranbrooks Blind Lane Mersham Ashford Kent

Loud House Blind Lane Mersham Ashford Kent

Broadlands Blind Lane Mersham Ashford Kent

Curlews Boarley Lane Sandling Maidstone Kent

3 Boarley Oast Boarley Lane Sandling Maidstone Kent

1 Boarley Oast Boarley Lane Sandling Maidstone Kent

2 Boarley Oast Boarley Lane Sandling Maidstone Kent

Shangra La Boys Hall Road Willesborough Ashford Kent

Crowbridge Cottage 2 Boys Hall Road Willesborough Ashford Kent

Land adjoining 4 Boys Hall Road Willesborough Ashford Kent

4 Boys Hall Road Willesborough Ashford Kent

6 Boys Hall Road Willesborough Ashford Kent

Bridge Cottage Church Road Mersham Ashford Kent

Land at Bridge House Mersham Ashford Kent

4/24 Britannia Street Kings Cross London

13 Britannia/146 Wicklow Street Kings Cross London

Brockton Farm Charing Heath Ashford Kent

Brockton Manor Charing Heath Ashford Kent

Brockton Oast Charing Heath Ashford Kent

84 Bushey Hill Road London SE5

110A Bushey Hill Road London SE5

Byways Westwell Leacon Charing Kent

18 Caledonian Road Kings Cross London

Flat 1 75 Caledonian Road Kings Cross London

Flat 1 77 Caledonian Road Kings Cross London

Flat 2 81 Caledonian Road Kings Cross London

Flat 4 81 Caledonian Road Kings Cross London

Flat 3 85 Caledonian Road Kings Cross London

Flat 2 85 Caledonian Road Kings Cross London

Flat 4 85 Caledonian Road Kings Cross London

Flat 3 87 Caledonian Road Kings Cross London

Building Plot 17 Canterbury Road South Willesborough Kent

Capel Lodge Newlands Stud Charing Ashford Kent

Land at Capel Lodge Newlands Stud Charing Ashford Kent

41 Cedar Drive Sutton at Hone Dartford Kent

43 Cedar Drive Sutton at Hone Dartford Kent

45 Cedar Drive Sutton at Hone Dartford Kent

54 Cedar Drive Sutton at Hone Dartford Kent

55 Cedar Drive Sutton at Hone Dartford Kent

57 Cedar Drive Sutton at Hone Dartford Kent

59 Cedar Drive Sutton at Hone Dartford Kent

61 Cedar Drive Sutton at Hone Dartford Kent

63 Cedar Drive Sutton at Hone Dartford Kent

67 Cedar Drive Sutton at Hone Dartford Kent

71 Cedar Drive Sutton at Hone Dartford Kent

73 Cedar Drive Sutton at Hone Dartford Kent

75 Cedar Drive Sutton at Hone Dartford Kent

77 Cedar Drive Sutton at Hone Dartford Kent

79 Cedar Drive Sutton at Hone Dartford Kent

81 Cedar Drive Sutton at Hone Dartford Kent

83 Cedar Drive Sutton at Hone Dartford Kent

101 Cedar Drive Sutton at Hone Dartford Kent

103 Cedar Drive Sutton at Hone Dartford Kent

107 Cedar Drive Sutton at Hone Dartford Kent

113 Cedar Drive Sutton at Hone Dartford Kent

4 Chapel Farm Cottages Lenham Heath Road Lenham Heath Kent

3 Chapel Farm Cottages Lenham Heath Road Lenham Heath Kent

2 Chapel Farm Cottages Lenham Heath Road Lenham Heath Kent

19 Cherry Glebe Mersham Ashford Kent

Bridge House Church Road Mersham Ashford Kent

Land at 2 Coast Cottages Sandway Maidstone Kent

Beechbrook House Farm Oast House Westwell Ashford Kent

Cosy Lodge Westwell Leacon Charing Ashford Kent

18 Cricketers Close Harrietsham Maidstone Kent

119A Crofton Road London SE5

119B Crofton Road London SE5

121 Crofton Road London SE5

122 Crofton Road London SE5

124 Crofton Road London SE5

124A Crofton Road London SE5

131A Crofton Road London SE5

131B Crofton Road London SE5

134 Crofton Road London SE5

13 Crossmead Eltham London SE9 3AA

East Bank Cottage Sandway Maidstone Kent

28 East Hill South Darenth Danford Kent

30 East Hill South Darenth Dartford Kent

32 East Hill South Darenth Dartford Kent

40 East Hill South Darenth Dartford Kent

42 East Hill South Darenth Dartford Kent

45 East Hill South Darenth Danford Kent

46 East Hill South Darenth Danford Kent

47 East Hill South Darenth Dartford Kent

48 East Hill South Darenth Dartford Kent

56 East Hill South Darenth Dartford Kent

61 East Hill South Darenth Danford Kent

64 East Hill South Darenth Dartford Kent

72 East Hill South Darenth Dartford Kent

74 East Hill South Darenth Danford Kent

76 East Hill South Darenth Dartford Kent

80 East Hill South Darenth Dartford Kent

86 East Hill South Darenth Dartford Kent

90 East Hill South Darenth Dartford Kent

94 East Hill South Darenth Dartford Kent

98 East Hill South Darenth Dartford Kent

104 East Hill South Darenth Dartford Kent

97 East Lodge Road Godinton Park Ashford Kent

91 East Lodge Road Godinton Park Ashford Kent

33 Easmor Road New Eltham London SE9

Eyhorne Manor Hollingbourne Maidstone Kent

Cotuams Meadow Eyhorne Street Hollingbourne Maidstone Kent

Coachmans Cottage 1 Eyhorne Street Hollingbourne Maidstone Kent

3 Eyhorne Street Hollingbourne Maidstone Kent

25 Gladstone Road South Willesborough Ashford Kent

8 Gladstone Road South Willesborough Ashford Kent

14 Gladstone Road South Willesborough Ashford Kent

16 Gladstone Road South Willesborough Ashford Kent

Stream Cottage 17 Gladstone Road South Willesborough Ashford Kent

18 Gladstone Road South Willesborough Ashford Kent

20 Gladstone Road South Willesborough Ashford Kent

21 Gladstone Road South Willesborough Ashford Kent

22 Gladstone Road South Willesborough Ashford Kent

23 Gladstone Road South Willesborough Ashford Kent

24A Gladstone Road South Willesborough Ashford Kent

27 Gladstone Road South Willesborough Ashford Kent

29 Gladstone Road South Wilksborough Ashford Kent

The Pheasantry Godington Lane Ashford Kent

207 Godington Road Ashford Kent

189 Godington Road Ashford Kent

191 Godington Road Ashford Kent

195 Godington Road Ashford Kent

197 Godington Road Ashford Kent

203 Godington Road Ashford Kent

209 Godington Road Ashford Kent

211 Godington Road Ashford Kent

213 Godington Road Ashford Kent

221 Godington Road Ashford Kent

Land at Ryecroft House Green Road Pinder Dartford Kent

1 Grey Wethers Chatham Road Sandling Maidstone Kent

4 Grey Wethers Chatham Road Sandling Maidstone Kent

8 Grey Wethers Chatham Road Sandiing Maidstone Kent

12 Grey Wethers Chatham Road Sandling Maidstone Kent

16 Grey Wethers Chatham Road Sandling Maidstone Kent

17 Grey Wethers Chatham Road Sandling Maidstone Kent

Grove Bridge Cottage Sellindge Ashford Kent

89 Grove Park Camberwell London SE5 8LE

31 Grovelands Close Camberwell London SE5 8JN

50 Grovelands Close Camberwell London SE5 8JN

Hale Farm Pilgrims Way Eccles Aylesford Maidstone Kent

Hale Farm Barn Pilgrims Way Eccles Aylesford Maidstone Kent

Hayne Barn Saltwood Hythe Kent

Heath Farm Charing Heath Ashford Kent

1 Longview Henhurst Road Gravesend Kent DA12 3AN

Plots at High Street Hailing Kent

156 High Street Hailing Kent ME2 1BZ

2 Higham View Chatham Road Sandling Maidstone Kent

8 Hockers Close Detling Maidstone Kent

8 Hockers Lane Detling Maidstone Kent

64 Hockers Lane Detling Maidstone Kent

Thornfield 68 Hockers Lane Detling Maidstone Kent

79 Hockers Lane Detling Maidstone Kent

87 Hockers Lane Detling Maidstone Kent

Land at 89 Hockers Lane Detling Maidstone Kent

89 Hockers Lane Detling Maidstone Kent

6 Holly Grove Peckham London SE15

12 Holly Grove Peckham London SE15

27 Holly Grove Peckham London SE15

Basement Flat 30 Holly Grove Peckham London SE15

Flat B 30 Holly Grove Peckham London SE15

Flat C 30 Holly Grove Peckham London SE15

33 Holly Grove Peckham London SE15

36 Holly Grove Peckham London SE15

Hollybank Lenham Heath Sandway Maidstone Kent

Worlds End Holm Mill Lane Harrietsham Maidstone Kent

Plot 2 Giffords Holmesdale Road South Darenth Dartford Kent

1 Honeywood Cottages Sandling Hythe Kent

2 Honeywood Cottages Sandling Hythe Kent

Liomond 3 Hook Lane Harrietsham Maidstone Kent

5 Horton Road South Darenth Dartford Kent

Fish & Chip Shop Hunter Avenue Willesborough Ashford Kent

Ivy Cottage Westwell Leacon Charing Kent

20 Keystone Crescent Kings Cross London

10 Keystone Crescent Kings Cross London

13 Keystone Crescent Kings Cross London

14 Keystone Crescent Kings Cross London

16 Keystone Crescent Kings Cross London

17 Keystone Crescent Kings Cross London

21 Keystone Crescent Kings Cross London

Plot at Kingfisher Place Horton Road South Darenth Dartford Kent

4 Kingfisher Place Horton Road South Darenth Dartford Kent

7 Kingfisher Place Horton Road South Darenth Dartford Kent

9 Kingfisher Place Horton Road South Darenth Dartford Kent

10 Kingfisher Place Horton Road South Darenth Dartford Kent

162 Kings Cross Road Kings Cross London

175 Kings Cross Road Kings Cross London

181A/183 Kings Cross Road Kings Cross London

Flat 1 183 Kings Cross Road Kings Cross London

Flat 6 183 Kings Cross Road Kings Cross London

Flat 5 183 Kings Cross Road Kings Cross London

Flat 4 183 Kings Cross Road Kings Cross London

187 Kings Cross Road Kings Cross London

Laburnum Cottage Barrow Hill Sellindge Ashford Kent

Lakeside Westwell Leacon Charing Kent

The Stile 3 Leacon Cottages Westwell Leacon Charing Ashford Kent

4 Leacon Cottages Westwell Leacon Charing Ashford Kent

6 Leacon Cottages Westwell Leacon Charing Ashford Kent

1 Leda Cottages Maidstone Road Charing Ashford Kent

2 Leda Cottages Maidstone Road Charing Ashford Kent

3 Leda Cottages Maidstone Road Charing Ashford Kent

4 Leda Cottages Maidstone Road Charing Ashford Kent

5 Leda Cottages Maidstone Road Charing Ashford Kent

6 Leda Cottages Maidstone Road Charing Ashford Kent

7 Leda Cottages Maidstone Road Charing Ashford Kent

8 Leda Cottages Maidstone Road Charing Ashford Kent

9 Leda Cottages Maidstone Road Charing Ashford Kent

10 Leda Cottages Maidstone Road Charing Ashford Kent

11 Leda Cottages Maidstone Road Charing Ashford Kent

12 Leda Cottages Maidstone Road Charing Ashford Kent

8 Leeke Street/40 Wicklow Street Kings Cross London

Grants Gate Farmhouse Lenham Heath Road Lenham Heath Maidstone Kent

Land at Grants Gate Farmhouse Lenham Heath Road Lenham Heath Maidstone Kent

Mill Heath Lenham Heath Road Lenham Heath Maidstone Kent

Sandhurst Lenham Heath Road Lenham Heath Maidstone Kent

Wayside Lenham Heath Road Lenham Heath Maidstone Kent

Hillborne Lenham Heath Road Lenham Heath Maidstone Kent

Land South of Chapel Mill Farm Lenham Heath Road Lenham Heath Maidstone Kent

Lenwood House Lenham Heath Maidstone Kent

Plot 15 Linwood Close Camberwell London SE5

Plot 29 Linwood Close Camberwell London SE5

Plot 30 Linwood Close Camberwell London SE5

Plot 35 Linwood Close Camberwell London SE5

Plot 38 Linwood Close Camberwell London SE5

Plot 39 Linwood Close Camberwell London SE5

Plot 41 Linwood Close Camberwell London SE5

Plot 42 Linwood Close Camberwell London SE5

Plot 44 Linwood Close Camberwell London SE5

Plot 47 Linwood Close Camberwell London SE5

56 Linwood Close Camberwell London SE5

Plot 106 Linwood Close Camberwell London SE5

Plot 107 Linwood Close Camberwell London SE5

Plot 108 Linwood Close Camberwell London SE5

Plot 109 Linwood Close Camberwell London SE5

Plot 110 Linwood Close Camberwell London SE5

Plot 111 Linwood Close Camberwell London SE5

Plot 112 Linwood Close Camberwell London SE5

Plot 113 Linwood Close Camberwell London SE5

Plot 114 Linwood Close Camberwell London SE5

Plot 115 Linwood Close Camberwell London SE5

Plot 116 Linwood Close Camberwell London SE5

Plot 117 Linwood Close Camberwell London SE5

Plot 119 Linwood Close Camberwell London SE5

Plot 120 Linwood Close Camberwell London SE5

Plot 121 Linwood Close Camberwell London SE5

Plot 122 Linwood Close Camberwell London SE5

Plot 123 Linwood Close Camberwell London SE5

Plot 124 Linwood Close Camberwell London SE5

Plot 125 Linwood Close Camberwell London SE5

Plot 128 Linwood Close Camberwell London SE5

Plot 126 Linwood Close Camberwell London SE5

Plot 127 Linwood Close Camberwell London SE5

Plot 129 Linwood Close Camberwell London SE5

Plot 130 Linwood Close Camberwell London SE5

Plot 131 Linwood Close Camberwell London SE5

Plot 132 Linwood Close Camberwell London SE5

Plot 133 Linwood Close Camberwell London SE5

Plot 134 Linwood Close Camberwell London SE5

Plot 135 Linwood Close Camberwell London SE5

Plot 136 Linwood Close Camberwell London SE5

Plot 137 Linwood Close Camberwell London SE5

Little Hails Boxley Maidstone Kent

Land adjoining Loud House Blind Lane Mersham Ashford Kent

Stable Cottage 100 Lower Warren Road Aylesford Maidstone Kent

52 Lyndhurst Grove Peckham London SE15

57 Lyndhurst Grove Peckham London SE15

61 Lyndhurst Grove Peckham London SE15

70 Lyndhurst Grove Peckham London SE15

72 Lyndhurst Grove Peckham London SE15

83 Lyndhurst Grove Peckham London SE15

86 Lyndhurst Grove Peckham London SE15

96 Lyndhurst Grove Peckham London SE15

100 Lyndhurst Grove Peckham London SE15

102 Lyndhurst Grove Peckham London SE15

Hall Floor Flat 35 Lyndhurst Grove Peckham London SE15

49 Lyndhurst Grove Peckham London SE15

51 Lyndhurst Grove Peckham London SE15

65 Lyndhurst Grove Peckham London SE15

98 Lyndhurst Grove Peckham London SE15

Malvenas Cranbrooks Mersham Ashford Kent

2 Martins Cottages Mile End Green Pinden Kent

5 Mead Road South Willesborough Ashford Kent

15 Mead Road South Willesborough Ashford Kent

27 Mead Road South Willesborough Ashford Kent

33 Mead Road South Willesborough Ashford Kent

99 Mead Road South Willesborough Ashford Kent

Mersham Manor Ashford Kent

Land at Mersham Manor Ashford Kent

1 Mildmay Grove Islington London N1

Llandaff Cottage Mile End Green Dartford Kent

19 Millstone Close South Darenth Dartford Kent

21 Millstone Close South Darenth Dartford Kent

27 Millstone Close South Darenth Dartford Kent

29 Millstone Close South Darenth Dartford Kent

35 Millstone Close South Darenth Dartford Kent

37 Millstone Close South Darenth Dartford Kent

39 Millstone Close South Darenth Dartford Kent

45 Millstone Close South Darenth Dartford Kent

47 Millstone Close South Darenth Dartford Kent

55 Millstone Close South Darenth Dartford Kent

61 Millstone Close South Darenth Dartford Kent

105 Millstone Close South Darenth Dartford Kent

10 Montgomery Road South Darenth Dartford Kent

Mucky Duck Pub Main Road Sellindge Ashford Kent

Myosotis Aylesford Place Willesborough Ashford Kent

Rondulus New Barn Road Longfield Kent DA3 7LQ

3 New Road South Darenth Dartford Kent

5 New Road South Darenth Dartford Kent

8 New Road South Darenth Dartford Kent

11 New Road South Darenth Dartford Kent

12 New Road South Darenth Dartford Kent

13 New Road South Darenth Dartford Kent

16 New Road South Darenth Dartford Kent

21 New Road South Darenth Dartford Kent

22 New Road South Darenth Dartford Kent

23 New Road South Darenth Dartford Kent

24 New Road South Darenth Dartford Kent

27 New Road South Darenth Dartford Kent

28 New Road South Darenth Dartford Kent

30 New Road South Darenth Dartford Kent

32 New Road South Darenth. Dartford Kent

33 New Road South Darenth Dartford Kent

43 New Road South Darenth Dartford Kent

44 New Road South Darenth Dartford Kent

46 New Road South Darenth Dartford Kent

47 New Road South Darenth Dartford Kent

51 New Road South Darenth Dartford Kent

52 New Road South Barents Dartford Kent

54 New Road South Darenth Dartford Kent

55 New Road South Darenth Dartford Kent

57 New Road South Darenth Dartford Kent

61 New Road South Darenth Dartford Kent

63 New Road South Darenth Dartford Kent

65 New Road South Darenth Dartford Kent

66 New Road South Darenth Dartford Kent

78 New Road South Darenth Dartford Kent

79 New Road South Darenth Dartford Kent

80 New Road South Darenth Dartford Kent

81 New Road South Darenth Dartford Kent

82 New Road South Darenth Dartford Kent

84 New Road South Darenth Dartford Kent

93 New Road South Darenth Dartford Kent

94 New Road South Darenth Dartford Kent

94A New Road South Darenth Dartford Kent

97 New Road South Darenth Dartford Kent

100 New Road South Darenth Dartford Kent

101 New Road South Darenth Dartford Kent

102 New Road South Darenth Dartford Kent

104 New Road South Darenth Dartford Kent

109 New Road South Darenth Dartford Kent

113 New Road South Darenth Dartford Kent

120 New Road South Darenth Dartford Kent

122 New Road South Darenth Dartford Kent

123 New Road South Darenth Dartford Kent

127 New Road South Darenth Dartford Kent

137 New Road South Darenth Dartford Kent

143 New Road South Darenth Dartford Kent

Newlands Chapel Newlands Stud Charing Ashford Kent

Newlands Cottage Newlands Stud Charing Ashford Kent

Land at Newlands Manor Newlands Lane Charing Ashford Kent

Newlands Manor Newlands Lane Charing Ashford Kent

Basement Flat 31 Northdown Street Kings Cross London

Coach Station Northdown Street Kings Cross London

27 Northdown Street Kings Cross London

Flat 3 37 Northdown Street Kings Cross London

Flat 2 37 Northdown Street Kings Cross London

54 Northdown Street Kings Cross London

56 Northdown Street Kings Cross London

58 Northdown Street Kings Cross London

62 Northdown Street Kings Cross London

65 Northdown Street Kings Cross London

Orchard Cottage Sevington Ashford Kent

Land at Orchard Lodge Cherry Glebe Mersham Ashford Kent

Orchard Lodge Cherry Glebe Mersham Ashford Kent

8 Paddock Close South Darenth Dartford Kent DA4 9AD

40 Pancras Road Kings Cross London

Park Croft Boxley Maidstone Kent

Land at Park Croft Boxley Maidstone Kent

Land at Parkwood Cottage Smeeth Ashford Kent

Parkwood Cottage Smeeth Ashford Kent

Land at Parsonage Farm Westwell Ashford Kent

Barn at Parsonage Farm Westwell Ashford Kent

Parsonage Farm Westwell Ashford Kent

236/240 Pentonville Road Kings Cross London

260 Pentonville Road Kings Cross London

264 Pentonville Road Kings Cross London

Hale House Pilgrims Way Aylesford Kent

Pinecroft Barrow Hill Sellindge Ashford Kent

5 Primrose Road Upper Halling Kent

25 Quested Way Harrietsham Maidstone Kent

37 Quested Way Harrietsham Maidstone Kent

39 Quested Way Harrietsham Maidstone Kent

43 Quested Way Harrietsham Maidstone Kent

Richardson Court Sellindge Ashford Kent

Rose Cottage Mersham Ashford Kent

Rose Cottage Westwell Leacon Charing Ashford Kent

River View Barrow Hill Sellindge Ashford Kent

Rubal Barrow Hill Sellindge Ashford Kent

Ryecroft House Green Street Green Road Pinden Dartford Kent

Rivendell Sandling Road Saltwood Kent

Biggin Farm Sandway Road Sandway Kent

Little Biggen Sandway Road Sandway Lenham Kent

Templetree Sandway Road Lenham Kent

110A Shenley Road Camberwell London SE5

117 Shenley Road Camberwell London SE5

118 Shenley Road Camberwell London SE5

Land at Shortlands Westwell Leacon Nr Ashford Kent

Shortlands Westwell Leacon Nr Ashford Kent

Workhouse Cottage Sittingbourne Road Detling Maidstone Kent ME14 3EP

Land at The Bull Inn Lenham Heath Maidstone Kent ME17 2BP

16 Somerfield Barn Court Sellindge Ashford Kent

9 Somerfield Barn Court Sellindge Ashford Kent

10 Somerfield Barn Court Sellindge Ashford Kent

11 Somerfield Barn Court Sellindge Ashford Kent

8 Somerfield Barn Court Sellindge Ashford Kent

12 Somerfield Barn Court Sellindge Ashford Kent

6 Somerfield Barn Court Sellindge Ashford Kent

1 Somerfield Barn Court Sellindge Ashford Kent

5 Somerfield Barn Court Sellindge Ashford Kent

13 Somerfield Barn Court Sellindge Ashford Kent

7 Somerfield Barn Court Sellindge Ashford Kent

15 Somerfield Barn Court Sellindge Ashford Kent

4 Somerfield Barn Court Sellindge Ashford Kent

14 Somerfield Barn Court Sellindge Ashford Kent

2 Somerfield Barn Court Sellindge Ashford Kent

Southdowns South Darenth Dartford Kent DA4 7LS

Spital Crouch Sandway Lenham Kent

Stanley House St Chads Place Kings Cross London

8 St Chads Place Kings Cross London

53 St Norbert Road Brockley London SE4 2EY

Land at Stable Cottage 100 Lower Warren Road Aylesford Maidstone Kent

The Willows Station Hill Stone Street Stanford Ashford Kent TN25 6DE

Lakeside Station Road South Darenth Dartford Kent DA4 9BA

Sunnybank Station Road Westwell Ashford Kent

Land at Sunnybank Station Road Westwell Ashford Kent

Five Acres Stone Street Stanford South Kent

Hide N Seek Stone Street Westenhanger Kent

Lowfield Stone Street Westenhanger Kent

Building Plot Stone Street Westenhanger Kent

The Limes Stone Street Stanford Kent

Swietania Stone Street Westenhanger Kent

South View Stone Street Stanford Kent

Stream Cottage Barrow Hill Sellindge Ashford Kent

Sunnybank Sandway Lenham Maidstone Kent ME17 2ND

Land at Sunnybridge Farm Westwell Ashford Kent

Sunnybridge Farm Westwell Ashford Kent

2 Swallowfield South Willesborough Ashford Kent

3 Swallowfield South Willesborough Ashford Kent

4 Swallowfield South Willesborough Ashford Kent

5 Swallowfield South Willesborough Ashford Kent

6 Swallowfield South Willesborough Ashford Kent

7 Swallowfield South Willesborough Ashford Kent

10 Swallowfield South Willesborough Ashford Kent

13 Swallowfield South Willesborough Ashford Kent

14 Swallowfield South Willesborough Ashford Kent

15 Swallowfield South Willesborough Ashford Kent

18 Swallowfield South Willesborough Ashford Kent

20 Swallowfield South Willesborough Ashford Kent

21 Swallowfield South Willesborough Ashford Kent

22 Swallowfield South Willesborough Ashford Kent

23 Swallowfield South Willesborough Ashford Kent

24 Swallowfield South Willesborough Ashford Kent

25 Swallowfield South Willesborough Ashford Kent

25A Swallowfield South Willesborough Ashford Kent

26 Swallowfield South Willesborough Ashford Kent

35 Swallowfield South Willesborough Ashford Kent

36 Swallowfield South Willesborough Ashford Kent

39 Swallowfield South Willesborough Ashford Kent

40 Swallowfield South Willesborough Ashford Kent

41 Swallowfield South Willesborough Ashford Kent

42 Swallowfield South Willesborough Ashford Kent

43 Swallowfield South Willesborough Ashford Kent

44 Swallowfield South Willesborough Ashford Kent

45 Swallowfield South Willesborough Ashford Kent

46 Swallowfield South Willesborough Ashford Kent

19 Swallowfield South Willesborough Ashford Kent

The White House Swanley Village Road Swanley Kent BR8 7NF

Talbot House Sellindge Ashford Kent

The Bull Inn Lenham Heath Maidstone Kent ME17 2BP

1 Bungalow East Hill South Darenth Dartford Kent

2 Bungalow East Hill South Darenth Dartford Kent

The Coppice Stubble Hill Harrietsham Maidstone Kent

The Grove Barrow Hill Sellindge Ashford Kent

3 The Leacon Westwell Leacon Charing Ashford Kent

The Oast Newlands Stud Charing Ashford Kent

The Old Forge Lenham Heath Maidstone Kent

The Stables Newlands Stud Charing Ashford Kent

The White House Mile End Green Dartford Kent

Clayswood Thurnham Lane Bearstead Maidstone

Romney Cottage 163 Tile Kiln Lane Bexley Kent

Tollgate Cottage Stone Street Westenhanger Ashford Kent

9 Tollgate Way Chatham Road Sandling Maidstone Kent

12 Tollgate Way Chatham Road Sandling Maidstone Kent

15 Tollgate Way Chatham Road Sandling Maidstone Kent

16 Tollgate Way Chatham Road Sandling Maidstone Kent

17 Tollgate Way Chatham Road Sandling Maidstone Kent

18 Tollgate Way Chatham Road Sandling Maidstone Kent

24 Tollgate Way Chatham Road Sandling Maidstone Kent

26 Tollgate Way Chatham Road Sandling Maidstone Kent

Land at Tudor Barn Newlands Stud Charing Ashford Kent

Tudor Barn Newlands Stud Charing Ashford Kent

Land at Tutt Hill Rear of Tutt Hill Saddlery Westwell Lane Hothfield Nr Ashford Kent

6 Tutt Hill Rear of Tutt Hill Saddlery Westwell Lane Hothfield Nr Ashford Kent

13 Tutt Hill Rear of Tutt Hill Saddlery Westwell Lane Hothfield Nr Ashford Kent

Tutt Hill Rear of Tutt Hill Saddlery Westwell Lane Hothfield Nr Ashford Kent

4 Viaduct Terrace Horton Road Horton Kirby South Darenth Dartford Kent

5 Viaduct Terrace Horton Road Horton Kirby South Darenth Dartford Kent

6 Viaduct Terrace Horton Road Horton Kirby South Darenth Dartford Kent

8 Viaduct Terrace Horton Road Horton Kirby South Darenth Dartford Kent

Three Chimneys Vicarage Lane Charing Heath Ashford Kent

Brockheden Vicarage Lane Charing Heath Ashford Kent

Virginia Cottage Barrow Hill Sellindge Ashford Kent

Keepers Cottage Water Lane Westwell Leacon Kent

65 Water Lane Purfleet Essex RM16 1GT

13 Watermill Way Sutton at Hone Dartford Kent

28 Watermill Way Sutton at Hone Dartford Kent

30 Watermill Way Sutton at Hone Dartford Kent

32 Watermill Way Sutton at Hone Dartford Kent

34 Watermill Way Sutton at Hone Dartford Kent

38 Watermill Way Sutton at Hone Dartford Kent

40 Watermill Way Sutton at Hone Dartford Kent

42 Watermill Way Sutton at Hone Dartford Kent

47 Watermill Way Sutton at Hone Dartford Kent

50 Watermill Way Sutton at Hone Dartford Kent

52 Watermill Way Sutton at Hone Dartford Kent

53 Watermill Way Sutton at Hone Dartford Kent

54 Watermill Way Sutton at Hone Dartford Kent

56 Watermill Way Sutton at Hone Dartford Kent

61 Watermill Way Sutton at Hone Dartford Kent

69 Watermill Way Sutton at Hone Dartford Kent

77 Watermill Way Sutton at Hone Dartford Kent

79 Watermill Way Sutton at Hone Dartford Kent

West Leacon Farm Westwell Leacon Charing Kent

Parkwood House West Street Harrietsham Maidstone Kent

The Pines West Street Harrietsham Maidstone Kent

Checksfield Westwell Leacon Charing Ashford Kent

27 Wharfdale Road Kings Cross London

3A Wharfdale Road Kings Cross London

9 Wharfdale Road Kings Cross London

11 Wharfdale Road Kings Cross London

31 Wharfdale Road Kings Cross London

58 Whitehill Road Gravesend Kent

60 Whitehill Road Gravesend Kent

Yew Tree Cottage Lenham Heath Maidstone Kent

THE FOURTH SCHEDULE : Site Specific Deed (Clause 7.3)

DATED                              199

BRITISH RAILWAYS BOARD (1)

- and -

BR TELECOMMUNICATIONS LIMITED (2)

Draft/2

SITE SPECIFIC DEED OF GRANT

in respect of telecommunications apparatus

at [                            ]

BIRD & BIRD

90 Fetter Lane

London EC4A 1JP

Tel: 071-242-6681

THIS DEED OF GRANT is made the                      day of                  199

BETWEEN:-

(1)	BRITISH RAILWAYS BOARD (“the Owner”) and

(2)	BR TELECOMMUNICATIONS LIMITED whose registered office is at Euston House, 24 Eversholt Street, London NW1 1DZ (“BRT”)

WHEREAS:-

(A)	The Owner is the occupier of land situated at [ ] in the County of [ ] shown edged red on the plan annexed hereto (“the Property”)

(B)	BRT is the owner of the telecommunications cables and equipment located on the land shown coloured blue on the plan annexed hereto (“the Installation”)

NOW THIS DEED WITNESSETH as follows:-

1. In consideration of a rent of one peppercorn per annum (if demanded) the Owner consents to BRT keeping the Installation in the position indicated on the plan annexed hereto and grants to BRT for the benefit of the land presently vested in BRT or in which BRT has an interest and for the benefit of BRT’s property’ and undertaking the rights set out in Clause 2 below (“the Rights”) for a term of [remainder of term under the Global Deed].

2.     2.1 The right for BRT to enter upon the Property with or without workmen, vehicles, plant, machinery and equipment to exercise the Rights and to inspect, clean, maintain, repair, renew and remove the Installation, subject to the following requirements (which BRT covenants shall be complied with):-

2.1.1 all works shall be carried out in a good and workmanlike manner;

2.1.2 access to the Installation shall be over such route over the Property as the Owner shall reasonably require;

2.1.3 entry shall be effected and any works shall be carried out at such times as are reasonable and in such manner as is reasonable in all circumstances causing as little damage and disturbance as is reasonably possible and BRT shall make good any damage so done without delay and in a good and workmanlike manner.

2.2 The right for BRT to use the Installation for the purpose of its telecommunication system

2.3 The right of support for the Installation from the Property excluding support from mines and minerals under the Property and adjacent property belonging to the Owner to the extent that rights to work such mines and minerals are reserved to persons other than the Owner

2.4 The right for BRT to use for the passage of electricity and any other services required by BRT for consumption for the Installation all ducts, troughs, conduits, mains, pipes, wires (whether or not overhead), lines and cables and other conducting media now or later laid in, on, under, through or over the Property and to connect into them in a manner and location previously approved in writing by the Owner (such approval not to be unreasonably withheld) subject to BRT causing as little damage, disturbance and inconvenience as possible and forthwith making good all damage caused

2.5 The right for BRT to grant (or require that the Owner take such steps or enter into such agreements as shall be necessary to grant) for “commercial activities connected with telecommunications” (as that phrase is defined in Section 4 of the Telecommunications Act 1984) to third parties rights over the subject matter of this Deed of Grant of a nature and type similar to those granted to BRT hereunder and as the Owner shall approve (such approval not to be unreasonably withheld or delayed)

3. BRT shall indemnify the Owner against all actions, costs, proceedings, claims and damages, losses, damage, expenses and liabilities arising directly out of any negligent act, error or omission of BRT, its employees, duly authorised agents or contractors whilst exercising the Rights and maintaining the Installation or any breach of its obligations under this Deed of Grant resulting in any such case in loss, damage or injury to the Property or death of or injury to any person Provided That the Owner shall not compromise or settle any such actions costs, proceedings, claims or demands without the consent of BRT (such consent not to be unreasonably withheld or delayed)

4. The Owner shall not dispose of or grant or create any interest in or over the whole or any part of the Property (but only in so far as the same may affect the Rights grantee to BRT hereunder) without ensuring that such disposal grant or creation as aforesaid is expressed to be subject to the Rights granted to BRT hereunder

5. Any dispute arising hereunder shall be determined by a single arbitrator to be agreed upon between the parties hereto or failing such agreement to be appointed on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors and the provisions of the Arbitration Acts 1950-1979 and of any statutory modification or re-enactment thereof for the time being in force shall apply to any such reference and determination

6.     6.1 BRT (without prejudice to its other rights) shall have the right to determine this Deed of Grant:

6.1.1 forthwith upon written notice to that effect given to the Owner in the event that the Licence under which BRT has the right to ran a telecommunication system or any replacement thereof expires or is terminated or revoked in which event BRT shall give to the Owner the maximum practicable notice of termination

6.1.2 in any event by not less than twelve months notice in writing

PROVIDED That any such determination shall be without prejudice to any claim by either party in respect of prior breach by the other of its covenants or obligations

6.2 Either party (without prejudice to their other rights) shall have the right to determine this Deed of Grant with effect from 31st March 2046 or on 31st March in any subsequent year by giving to the other not less than twelve months notice in writing Provided That any such determination shall be without prejudice to any claim by either party in respect of prior breach by the other of its covenants or obligations

IN WITNESS WHEREOF this Deed has been executed by the Owner and BRT and is intended to be and is hereby delivered on the date first before written

Executed as a Deed by affixing the COMMON SEAL of BRITISH RAILWAYS BOARD in the presence of:- Executed as a Deed by BR TELECOMMUNICATIONS LIMITED in the presence of:-	) ) ) ) ) ) )

Director/Company Secretary

EXECUTED (but not delivered until the date hereof) as a Deed by affixing the COMMON SEAL of BRITISH RAILWAYS BOARD in the presence of:- ______________________	[SEAL]
______________________
______________________
______________________

EXECUTED (but not delivered, until the date hereof) as a Deed by affixing the COMMON SEAL of BR TELECOMMUNICATIONS LIMITED in the presence of:-	[SEAL]

Director

Secretary